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                                                                   EXHIBIT 23.12

                         CONSENT OF GOLDMAN, SACHS & CO.


PERSONAL AND CONFIDENTIAL

September 13, 2001

Board of Directors
Open Market, Inc.
1 Wayside Center
Burlington, Massachusetts  01803

Re:      Registration Statement (File No. 333-66488) of divine, inc.

Gentlemen:

         Reference is made to our opinion letter dated August 15, 2001 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.001 per share, of Open Market, Inc. (the "Company") of the Exchange Ratio (as defined therein) of Common Stock, par value $0.001 per share (the "Divine Common Stock"), of divine, inc. ("Divine") to be received for each Share in the merger pursuant to the Agreement and Plan of Merger, dated as of August 15, 2001, among Divine, DI1 Acquisition Company, a wholly-owned subsidiary of Divine, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary--Opinions of Financial Advisors--Open Market's Financial Advisor", "The Open Market Merger--Background of the Open Market Merger", "The Open Market Merger--Open Market's Reasons for the Open Market Merger and Recommendation of Open Market's Board of Directors", "The Open Market Merger--Opinion of Financial Advisor to Open Market's Board of Directors" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
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GOLDMAN, SACHS & CO.